Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 1st QUARTER

LOSS OF $0.03 PER DILUTED SHARE

CITY of INDUSTRY, CA, May 17, 2006 — Hot Topic, Inc. (Nasdaq National Market: HOTT), reported results for its first fiscal quarter (13 weeks) ended April 29, 2006.

The company incurred a net loss in the first quarter of $1.4 million, or $0.03 per diluted share, compared to net income of $5.0 million or $0.11 per diluted share for the comparable period last year. The first quarter 2006 results include approximately $0.02 per share of stock option expense. Net sales for the first quarter increased 3% to $154.0 million from $149.8 million for the first quarter of fiscal 2005.

As previously reported, comparable store sales decreased 9.6% for the quarter compared to an increase of 0.9% during the first quarter of fiscal 2005.

At the end of the quarter, the company operated 671 Hot Topic stores and 123 Torrid stores compared to 607 Hot Topic stores and 87 Torrid stores at the end of the first quarter of fiscal 2005. During the first quarter of fiscal 2006, the company opened a total of 10 Hot Topic stores and 3 Torrid stores. The company also closed 2 Hot Topic stores and remodeled or relocated 5 Hot Topic stores.

A conference call to discuss first quarter, business trends, guidance and other matters is scheduled for today at 4:30 PM (ET). The conference call number is 800-659-1942, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at www.companyboardroom.com. A replay will be available at 888-286-8010, pass code 76186881, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of April 29, 2006 the company operated 671 Hot Topic stores in all 50 states and Puerto Rico, 123 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which include statements relating to financial results, guidance, projections and other financial performance, managing growth, and litigation matters and contingent liabilities. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended January 28, 2006. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	Apr. 29, 2006	Apr. 30, 2005
Net sales	$154,041	$149,762
Cost of goods sold, including buying, distribution and occupancy costs	105,784	98,597
Gross margin	48,257	51,165
Selling, general and administrative expenses	50,942	43,401
(Loss) Income from operations	(2,685)	7,764
Interest income-net	403	338
(Loss) Income before income taxes	(2,282)	8,102
(Benefit) Provision for income taxes	(874)	3,103
Net (loss) income	$(1,408)	$4,999
Net (loss) income per share
Basic	$(0.03)	$0.11
Diluted	$(0.03)	$0.11
Shares used in computing net (loss) income per share:
Basic	44,065	44,748
Diluted	44,065	46,175

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Apr. 29, 2006	Apr. 30, 2005
Current Assets:
Cash, cash equivalents and short-term investments	$26,424	$55,963
Inventory	82,363	69,255
Prepaid expenses and other	17,014	12,567
Deferred tax assets	2,487	2,541
Total current assets	128,288	140,326
Property and equipment, net	173,198	146,437
Deposits and other	245	246
Total assets	$301,731	$287,009
Current Liabilities:
Accounts payable	$27,520	$18,862
Accrued liabilities	30,250	29,637
Income taxes payable	—	2,224
Total current liabilities	57,770	50,723
Deferred rent	40,516	33,249
Deferred tax liability	579	6,076
Total liabilities	98,865	90,048
Shareholders’ equity	202,866	196,961
Total liabilities and shareholders’ equity	$301,731	$287,009

HOT TOPIC, INC.

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	Apr. 29, 2006	Apr. 30, 2005
Depreciation and amortization	$9,201	$6,897
Capital expenditures	$11,217	$16,998
Number of stores open at end of period:
Hot Topic	671	607
Torrid	123	87
Total store square footage	1,473,500	1,271,100